                                                                     Exhibit 5.1

                            MORRISON & FOERSTER LLP
                           San Francisco, California


                                 July 1, 1999



XOOM.com, Inc.
300 Montgomery Street, Suite 300
San Francisco, California 94104

Gentlemen:

  At your request, we have examined the Registration Statement on Form S-8 executed by you on July 1, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 94,734 shares of your common stock, $.0001 par value (the "Common Stock") which will be issuable under the Paralogic Software Corporation 1998 Stock Incentive Plan, as amended (the "Plan").

  As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Plan, of options previously granted pursuant to the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion, in connection with the acquisition of Paralogic Software Corporation by XOOM.com, Inc.

  Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

  We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Morrison & Foerster LLP